Exhibit 99.1

Dunkin' Brands Reports Second Quarter 2019 Results

Second quarter highlights include:

•	Dunkin' U.S. comparable store sales growth of 1.7%

•	Baskin-Robbins U.S. comparable store sales decline of 1.4%

•	Added 46 net new Dunkin' locations in the U.S.; total of 109 net new Dunkin' and Baskin-Robbins locations globally

•	Revenues increased 2.5%

•	Diluted EPS decreased by 1.4% to $0.71

•	Diluted adjusted EPS increased by 11.7% to $0.86

CANTON, Mass. (August 1, 2019) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' and Baskin-Robbins (BR), today reported results for the second quarter ended June 29, 2019.

“Continuing the momentum established earlier in the year, our second quarter performance was highlighted by double-digit sales growth of espresso, our national value platforms, and terrific consumer reception to our latest menu innovation, our better-for-you Power Platform. We’re attracting a new consumer with both espresso and our Power Platform and will continue to bring more on-trend innovation to fuel guests throughout the day,” said David Hoffmann, Dunkin’ Brands Chief Executive Officer and President of Dunkin’ U.S. “Additionally, as a result of a highly-collaborative process with our franchisees, the Next Generation restaurant design, with nearly 300 already in the marketplace, is now the standard image for all new builds and remodels. This new store design takes our commitment to serving “great coffee, fast” to the next level through an optimized mobile order pick-up experience, iced beverage tap system, and drive-thru enhancements that make it even easier to use Dunkin’ on-the-go. We are pleased with the progress we are making against our Dunkin' U.S. Blueprint for Growth, largely driven by our strong franchisee/franchisor relationship, which continues to be our number one asset.”

"The investment our system made in espresso equipment and training in 2018 continued to deliver strong returns. Espresso, a critical component of our beverage-led strategy, is now our fastest growing category with sales for the second quarter up more than 40 percent versus the prior year period," said Kate Jaspon, Chief Financial Officer, Dunkin’ Brands Group, Inc. "The introduction of Dunkin' Handcrafted Signature Lattes was a key contributor to total espresso growth and helped drive our second quarter performance, including 1.7 percent growth in Dunkin' U.S. comparable store sales, and nearly 8 percent operating income growth for Dunkin’ Brands."

SECOND QUARTER 2019 KEY FINANCIAL HIGHLIGHTS

(Unaudited, $ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	June 29, 2019	June 30, 2018	$ / #	%
Financial data:
Revenues	$359.3	350.6	8.7	2.5%
Operating income	122.7	113.9	8.8	7.7%
Operating income margin	34.1%	32.5%
Adjusted operating income(1)	$127.3	119.8	7.5	6.2%
Adjusted operating income margin(1)	35.4%	34.2%
Net income	$59.6	60.5	(0.9)	(1.4)%
Adjusted net income(1)	72.4	64.8	7.6	11.7%
Earnings per share:
Common–basic	0.72	0.73	(0.01)	(1.4)%
Common–diluted	0.71	0.72	(0.01)	(1.4)%
Diluted adjusted earnings per share(1)	0.86	0.77	0.09	11.7%
Weighted-average number of common shares – diluted (in millions)	83.7	84.1	(0.4)	(0.5)%
Systemwide sales(2)	$3,144.6	3,030.0	114.6	3.8%
Comparable store sales growth (decline):
Dunkin' U.S.	1.7%	1.4%
BR U.S.	(1.4)%	(0.4)%
Dunkin' International	5.6%	4.0%
BR International	3.2%	(2.5)%
Development data:
Consolidated global net POD development	109	96	13	13.5%
Dunkin' global PODs at period end	12,957	12,676	281	2.2%
BR global PODs at period end	8,072	8,011	61	0.8%
Consolidated global PODs at period end	21,029	20,687	342	1.7%
(1) Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and certain other items, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. See “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
Global systemwide sales growth of 3.8% in the second quarter was primarily attributable to global store development, Dunkin' U.S. comparable store sales growth, and Dunkin' International comparable store sales growth.
Dunkin' U.S. comparable store sales grew 1.7% in the second quarter as an increase in average ticket was partially offset by a decrease in traffic. The increase in average ticket was driven by strategic pricing increases coupled with favorable mix shift to premium priced espresso and cold brew beverages, as well as continued adoption of our Go2s value platform, which had an average ticket of nearly $9.
Baskin-Robbins U.S. comparable store sales declined 1.4% in the second quarter as a decrease in traffic was partially offset by an increase in average ticket. The increase in average ticket was driven by strategic pricing increases.

In the second quarter, Dunkin' Brands franchisees and licensees opened 109 net new restaurants globally. This included 46 net new Dunkin' U.S. locations, 43 Baskin-Robbins International locations, 11 Dunkin' International locations, and 9 Baskin-Robbins U.S. locations. Additionally, Dunkin' U.S. franchisees remodeled 30 restaurants and Baskin-Robbins U.S. franchisees remodeled 12 restaurants during the quarter.
Revenues for the second quarter increased $8.7 million, or 2.5%, compared to the prior year period due primarily to an increase in royalty income as a result of Dunkin' U.S. systemwide sales growth, as well as an increase in rental income, offset by a decrease in advertising fees and related income. The increase in rental income resulted from the adoption of the new lease accounting standard in the first quarter of fiscal year 2019, which requires gross presentation of certain lease costs that the Company passes through to franchisees. See "Adoption of New Accounting Standard" for further detail. The decrease in advertising fees and related income was due primarily to a decrease in gift card program service fees, offset by an increase in advertising fees as a result of systemwide sales growth.
Operating income and adjusted operating income for the second quarter increased $8.8 million, or 7.7%, and $7.5 million, or 6.2%, respectively, from the prior year period primarily as a result of the increase in royalty income, as well as other operating income in the current quarter compared to other operating loss in the prior year period.
Net income for the second quarter decreased by $0.9 million, or 1.4%, compared to the prior year period primarily as a result of a $13.1 million loss on debt extinguishment recorded in the current period, offset by the increase in operating income, an increase in interest income earned on our cash balances, and a decrease in income tax expense as a result of the decrease in income in the current period. The loss on debt extinguishment was due to the write-off of debt issuance costs in conjunction with a refinancing transaction completed during the second quarter.
Adjusted net income for the second quarter increased by $7.6 million, or 11.7%, compared to the prior year period primarily as a result of the increases in adjusted operating income and interest income, offset by an increase in income tax expense.
Diluted earnings per share for the second quarter decreased by 1.4% to $0.71 compared to the prior year period as a result of the decrease in net income. Diluted adjusted earnings per share increased by 11.7% to $0.86 compared to the prior year period as a result of the increase in adjusted net income. Excluding the impact of recognized excess tax benefits, both diluted earnings per share and diluted adjusted earnings per share would have been lower by approximately $0.02 for each of the second quarters of fiscal years 2019 and 2018.

SECOND QUARTER 2019 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' U.S.	June 29, 2019	June 30, 2018	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$131,682	125,221	6,461	5.2%
Franchise fees	3,418	4,765	(1,347)	(28.3)%
Rental income	30,491	26,506	3,985	15.0%
Other revenues	986	898	88	9.8%
Total revenues	$166,577	157,390	9,187	5.8%

Segment profit	$127,099	119,562	7,537	6.3%

Comparable store sales growth	1.7%	1.4%
Systemwide sales (in millions)(1)	$2,382.6	2,275.6	107.0	4.7%

Points of distribution	9,499	9,261	238	2.6%
Gross openings	93	99	(6)	(6.1)%
Net openings	46	64	(18)	(28.1)%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' U.S. second quarter revenues of $166.6 million represented an increase of 5.8% compared to the prior year period. The increase was primarily a result of an increase in royalty income driven by systemwide sales growth, as well as an increase in rental income, offset by a decrease in franchise fees due primarily to franchisee incentives provided as part of the investments to support the Dunkin' U.S. Blueprint for Growth that are being recognized over the remaining term of each respective franchise agreement. The increase in rental income resulted from the adoption of the new lease accounting standard in the first quarter of fiscal year 2019. See "Adoption of New Accounting Standard" for further detail.
Dunkin' U.S. segment profit in the second quarter increased to $127.1 million, an increase of $7.5 million over the prior year period, driven primarily by the increase in royalty income and a decrease in general and administrative expenses due primarily to expenses incurred in the second quarter of fiscal year 2018 to support the Dunkin' U.S. Blueprint for Growth investments, offset by the decrease in franchise fees and a decrease in rental margin. The decrease in rental margin was due primarily to amortization of certain lease intangible assets, previously recorded within amortization, now included within occupancy expenses—franchised restaurants.  See "Adoption of New Accounting Standard" for further detail.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' International	June 29, 2019	June 30, 2018	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$5,396	4,732	664	14.0%
Franchise fees	2,030	535	1,495	279.4%
Other revenues	44	(9)	53	n/m
Total revenues	$7,470	5,258	2,212	42.1%

Segment profit	$5,484	3,503	1,981	56.6%

Comparable store sales growth	5.6%	4.0%
Systemwide sales (in millions)(1)	$199.5	183.5	16.0	8.7%

Points of distribution	3,458	3,415	43	1.3%
Gross openings	97	86	11	12.8%
Net openings	11	14	(3)	(21.4)%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' International second quarter systemwide sales increased 8.7% from the prior year period driven by sales growth in the Middle East, Asia, Europe, and South Korea. Sales across all regions were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 14%.
Dunkin' International second quarter revenues of $7.5 million represented an increase of 42.1% from the prior year period. The increase in revenues was primarily a result of an increase in franchise fees due primarily to additional deferred revenue recognized in the current period upon closure of an international market, as well as an increase in royalty income driven by systemwide sales growth.
Segment profit for Dunkin' International increased $2.0 million to $5.5 million in the second quarter primarily as a result of the increase in revenues, offset by an increase in general and administrative expenses.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	June 29, 2019	June 30, 2018	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$8,828	9,005	(177)	(2.0)%
Franchise fees	344	303	41	13.5%
Rental income	973	763	210	27.5%
Sales of ice cream and other products	1,080	842	238	28.3%
Other revenues	3,063	3,186	(123)	(3.9)%
Total revenues	$14,288	14,099	189	1.3%

Segment profit	$10,076	10,622	(546)	(5.1)%

Comparable store sales decline	(1.4)%	(0.4)%
Systemwide sales (in millions)(1)	$184.8	187.7	(2.9)	(1.6)%

Points of distribution	2,556	2,561	(5)	(0.2)%
Gross openings	24	13	11	84.6%
Net openings (closings)	9	(5)	14	n/m
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins U.S. second quarter revenues increased 1.3% from the prior year period to $14.3 million due primarily to increases in sales of ice cream and other products and rental income, offset by a decrease in royalty income driven by a systemwide sales decline, as well as a decrease in other revenues. The increase in rental income resulted from the adoption of the new lease accounting standard in the first quarter of fiscal year 2019. See "Adoption of New Accounting Standard" for further detail.
Segment profit for Baskin-Robbins U.S. decreased to $10.1 million in the second quarter, a decrease of 5.1%, primarily as a result of an increase in general and administrative expenses, as well as the decreases in royalty income and other revenues.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	June 29, 2019	June 30, 2018	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$1,953	2,154	(201)	(9.3)%
Franchise fees	520	251	269	107.2%
Rental income	215	131	84	64.1%
Sales of ice cream and other products	29,997	31,409	(1,412)	(4.5)%
Other revenues	(8)	73	(81)	(111.0)%
Total revenues	$32,677	34,018	(1,341)	(3.9)%

Segment profit	$12,089	11,526	563	4.9%

Comparable store sales growth (decline)	3.2%	(2.5)%
Systemwide sales (in millions)(1)	$377.7	383.3	(5.6)	(1.5)%

Points of distribution	5,516	5,450	66	1.2%
Gross openings	111	98	13	13.3%
Net openings	43	23	20	87.0%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins International systemwide sales decreased 1.5% in the second quarter compared to the prior year period driven by sales declines in Japan, the Middle East, and Asia, offset by sales growth in South Korea. Sales across all regions were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 2%.
Baskin-Robbins International second quarter revenues of $32.7 million represented a decrease of 3.9% from the prior year period due primarily to decreases in sales of ice cream and other products and royalty income, offset by an increase in franchise fees. Systemwide sales and sales of ice cream products are not directly correlated within a given period due to certain licensees sourcing their own ice cream products, the lag between shipment of products to licensees and retail sales at franchised restaurants, and the overall timing of deliveries between fiscal quarters. The increase in franchise fees in the second quarter was due primarily to additional deferred revenue recognized in the current period upon closure of certain international markets.
Second quarter segment profit increased 4.9% from the prior year period to $12.1 million primarily as a result of increases in net income from our South Korea and Japan joint ventures, as well as the increase in franchise fees, offset by the decrease in royalty income.

	Three months ended		Increase (Decrease)
U.S. Advertising Funds	June 29, 2019	June 30, 2018	$ / #	%
	(Unaudited, $ in thousands)
Revenues:
Advertising fees and related income	$123,588	119,174	4,414	3.7%
Total revenues	$123,588	119,174	4,414	3.7%

Segment profit	$—	—	—	—%
U.S. Advertising Funds second quarter revenues of $123.6 million represented an increase of 3.7% compared to the prior year period driven primarily by Dunkin' U.S. systemwide sales growth. Expenses for the U.S. Advertising Funds were equivalent to revenues in each period, resulting in no segment profit.

COMPANY UPDATES

•
The Company today announced that the Board of Directors declared a cash dividend of $0.3750 per share, payable on September 12, 2019, to shareholders of record as of the close of business on September 3, 2019.

•
During the second quarter, the Company repurchased 132,899 shares of common stock in the open market at a weighted-average cost per share of $75.25. The Company's shares outstanding as of June 29, 2019 were 82,755,494.

FISCAL YEAR 2019 TARGETS
As described below, the Company is reiterating and updating certain of its 2019 performance targets.

•	The Company continues to expect low-single digit comparable store sales growth for Dunkin' U.S. and now expects flat to slightly negative comparable store sales growth for Baskin-Robbins U.S.

•
The Company continues to expect to be at the low end of the range of 200 to 250 net new Dunkin' U.S. units. It expects new Dunkin' U.S. restaurants opened in 2019 will contribute at least $130 million in systemwide sales in 2019.

•	The Company continues to expect Baskin-Robbins U.S. franchisees to close approximately ten net units.

•	The Company continues to expect low-to-mid single digit percent revenue growth.

•	The Company continues to expect low-to-mid single digit percent other revenue growth driven by consumer packaged goods.

•	The Company continues to expect ice cream margin dollars to be flat compared to 2018 from a profit dollar standpoint.

•	The Company continues to expect net income of equity method investments (JV net income) to be flat compared to 2018.

•	The Company continues to expect a mid-single digit percent reduction to general and administrative expenses.

•	The Company continues to expect mid-to-high single digit percent operating and adjusted operating income growth.

•
The Company now expects its full-year effective tax rate to be approximately 27% (previously approximately 28%) and now expects net interest expense to be approximately $119 million (previously $122 million). The tax guidance excludes any potential future impact from material excess tax benefits in the second half of 2019.

•	The Company continues to expect full-year weighted-average shares outstanding of approximately 84 million.

•	The Company now expects GAAP diluted earnings per share of $2.71 to $2.78 (previously $2.63 to $2.72) and diluted adjusted earnings per share of $3.02 to $3.05 (previously $2.94 to $2.99).

•	The Company continues to expect capital expenditures to be approximately $40 million.

The foregoing non-GAAP forward-looking financial measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Adoption of New Accounting Standard
In February 2016, the Financial Accounting Standards Board issued new guidance for lease accounting, which replaces existing lease accounting guidance. The Company adopted this new guidance in fiscal year 2019 using the modified retrospective transition method, and elected the option to not restate comparative periods in the year of adoption, including amounts as of December 29, 2018 and for the three and six months ended June 30, 2018. As a result of adopting this new guidance in the first quarter of fiscal year 2019, the Company recognized operating lease assets and liabilities of $388.8 million and $435.1 million, respectively, as of the first day of fiscal year 2019. The adoption of this new guidance also resulted in the recognition of additional rental income and occupancy expenses–franchised restaurants of $4.7 million and $9.4 million for the three and six months ended June 29, 2019, respectively, related to certain lease costs that the Company passes through to franchisees. Additionally, amortization of certain lease intangible assets, previously recorded within amortization of other intangible assets, is now recorded as part of the amortization of operating lease assets within occupancy expenses–franchised restaurants. Amortization of other intangible assets for the three and six months ended June 30, 2018 includes $0.6 million and $1.4 million, respectively, of amortization expense related to these lease intangible assets. Additional information regarding the Company's adoption of the new lease accounting guidance is contained in our most recent Form 10-Q, filed with the Securities and Exchange Commission on May 8, 2019.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by David Hoffmann, Chief Executive Officer and President of Dunkin' U.S., and Kate Jaspon, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 1936655. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.
Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risks and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the success of our investments in the Dunkin' U.S. Blueprint for Growth; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any failure to protect consumer payment card data or other personally identifiable information; and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “Dunkin' U.S. comparable store sales growth (decline)” and “BR U.S. comparable store sales growth (decline),” which are calculated by including only sales from franchisee-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week.

The Company uses “Dunkin' International comparable store sales growth (decline)” and "BR International comparable store sales growth (decline)," which generally represents the growth in local currency average monthly sales for franchisee-operated restaurants, including joint ventures, that have been open at least 13 months and that have reported sales in the current and comparable prior year month.

About Dunkin' Brands Group, Inc.

With more than 21,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the second quarter 2019, Dunkin' Brands' 100 percent franchised business model included over 12,900 Dunkin' restaurants and more than 8,000 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Senior Director, Investor Relations	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Six months ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Revenues:
Franchise fees and royalty income(1)	$158,258	151,242	297,586	283,749
Advertising fees and related income	129,259	131,539	246,457	242,546
Rental income(2)	31,679	27,400	60,707	51,878
Sales of ice cream and other products(1)	27,258	28,140	47,991	49,917
Other revenues	12,883	12,319	25,687	23,892
Total revenues	359,337	350,640	678,428	651,982
Operating costs and expenses:
Occupancy expenses—franchised restaurants(2)	19,697	14,314	39,172	28,294
Cost of ice cream and other products	22,018	22,781	38,658	39,645
Advertising expenses	130,961	132,579	249,052	244,551
General and administrative expenses, net	59,922	59,301	116,125	119,125
Depreciation	4,711	5,125	9,332	10,158
Amortization of other intangible assets(2)	4,626	5,307	9,259	10,682
Long-lived asset impairment charges	2	653	325	1,154
Total operating costs and expenses	241,937	240,060	461,923	453,609
Net income of equity method investments	4,427	3,845	6,657	5,878
Other operating income (loss), net	825	(575)	862	(570)
Operating income	122,652	113,850	224,024	203,681
Other income (expense), net:
Interest income	3,079	1,516	4,910	3,158
Interest expense	(32,842)	(32,538)	(64,971)	(65,015)
Loss on debt extinguishment	(13,076)	—	(13,076)	—
Other loss, net	(46)	(272)	(50)	(599)
Total other expense, net	(42,885)	(31,294)	(73,187)	(62,456)
Income before income taxes	79,767	82,556	150,837	141,225
Provision for income taxes	20,145	22,058	38,892	30,575
Net income	$59,622	60,498	111,945	110,650

Earnings per share—basic	$0.72	0.73	1.35	1.31
Earnings per share—diluted	0.71	0.72	1.34	1.29
(1) For the three months ended June 29, 2019 and June 30, 2018, $4.1 million and $4.3 million, respectively, and for the six months ended June 29, 2019 and June 30, 2018, $7.2 million and $7.4 million, respectively, of sales of ice cream and other products have been allocated to franchise fees and royalty income as consideration for the use of the franchise license.
(2) The Company adopted new guidance for lease accounting in the first quarter of fiscal year 2019 on a modified retrospective transition method and elected the option to not restate comparative periods. See "Adoption of New Accounting Standard" for further detail.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	June 29, 2019	December 29, 2018
Assets
Current assets:
Cash and cash equivalents	$474,265	517,594
Restricted cash	88,562	79,008
Accounts receivable, net	87,412	75,963
Notes and other receivables, net	45,594	64,412
Prepaid income taxes	21,378	27,005
Prepaid expenses and other current assets	47,456	49,491
Total current assets	764,667	813,473
Property, equipment, and software, net	215,248	209,202
Operating lease assets(1)	375,165	—
Equity method investments	145,114	146,395
Goodwill	888,286	888,265
Other intangible assets, net	1,311,923	1,334,767
Other assets	67,544	64,479
Total assets	$3,767,947	3,456,581
Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$31,150	31,650
Operating lease liabilities(1)	33,282	—
Accounts payable	58,308	80,037
Deferred revenue	38,521	38,541
Other current liabilities	315,333	389,353
Total current liabilities	476,594	539,581
Long-term debt, net	3,017,360	3,010,626
Operating lease liabilities(1)	388,081	—
Deferred revenue	321,989	331,980
Deferred income taxes, net	198,689	204,027
Other long-term liabilities	22,035	83,164
Total long-term liabilities	3,948,154	3,629,797
Stockholders' deficit:
Common stock	83	82
Additional paid-in capital	603,868	642,017
Treasury stock, at cost	(3,291)	(1,060)
Accumulated deficit	(1,238,190)	(1,338,709)
Accumulated other comprehensive loss	(19,271)	(15,127)
Total stockholders’ deficit	(656,801)	(712,797)
Total liabilities and stockholders’ deficit	$3,767,947	3,456,581
(1) The Company adopted new guidance for lease accounting in the first quarter of fiscal year 2019 on a modified retrospective transition method and elected the option to not restate comparative periods. See "Adoption of New Accounting Standard" for further detail.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Six months ended
	June 29, 2019	June 30, 2018

Net cash provided by operating activities	$53,077	67,739
Cash flows from investing activities:
Additions to property and equipment	(19,000)	(32,902)
Other, net	1,168	—
Net cash used in investing activities	(17,832)	(32,902)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,700,000	—
Repayment of long-term debt	(1,691,450)	(15,750)
Payment of debt issuance and other debt-related costs	(17,937)	—
Dividends paid on common stock	(61,985)	(57,439)
Repurchases of common stock, including accelerated share repurchases	(10,129)	(650,368)
Exercise of stock options	16,745	30,433
Other, net	(4,443)	(901)
Net cash used in financing activities	(69,199)	(694,025)
Effect of exchange rates on cash, cash equivalents, and restricted cash	49	(228)
Decrease in cash, cash equivalents, and restricted cash	(33,905)	(659,416)
Cash, cash equivalents, and restricted cash, beginning of period	598,321	1,114,099
Cash, cash equivalents, and restricted cash, end of period	$564,416	454,683

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended		Six months ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018

Operating income	$122,652	113,850	224,024	203,681
Operating income margin	34.1%	32.5%	33.0%	31.2%
Adjustments:
Amortization of other intangible assets	$4,626	5,307	9,259	10,682
Long-lived asset impairment charges	2	653	325	1,154
Adjusted operating income	$127,280	119,810	233,608	215,517
Adjusted operating income margin	35.4%	34.2%	34.4%	33.1%

Net income	$59,622	60,498	111,945	110,650
Adjustments:
Amortization of other intangible assets	4,626	5,307	9,259	10,682
Long-lived asset impairment charges	2	653	325	1,154
Loss on debt extinguishment	13,076	—	13,076	—
Tax impact of adjustments(1)	(4,957)	(1,669)	(6,345)	(3,314)
Adjusted net income	$72,369	64,789	128,260	119,172

Adjusted net income	$72,369	64,789	128,260	119,172
Weighted-average number of common shares – diluted	83,696,721	84,113,681	83,564,388	85,995,475
Diluted adjusted earnings per share	$0.86	0.77	1.53	1.39

(1) Tax impact of adjustments calculated at a 28% effective tax rate.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations (continued)
(Unaudited)

	Fiscal year ended December 28, 2019
	Low	High
	(projected)	(projected)
Diluted earnings per share	$2.71	2.78
Adjustments:
Amortization of other intangible assets	0.23	0.22
Long-lived asset impairment charges	0.04	—
Loss on debt extinguishment	0.16	0.16
Tax impact of adjustments(1)	(0.12)	(0.11)
Diluted adjusted earnings per share	$3.02	3.05

(1) Tax impact of adjustments calculated at a 28% effective tax rate.